Exhibit 99.1

Better Therapeutics Appoints Major General Elder Granger, M.D., U.S. Army (retired) to its Board of Directors

November 11, 2021

Better Therapeutics, Inc. (“Better Therapeutics”; NASDAQ: BTTX), a prescription digital therapeutics company developing cognitive behavioral therapy to address the root causes of cardiometabolic diseases, today announced the appointment of Major General Elder Granger, M.D., U.S. Army (retired) to its board of directors.

“Dr. Granger’s track record of leadership in navigating complex policy, regulatory and competitive environments will be welcome additions to the Better Therapeutics board,” said David Perry, co-founder and chairman of Better Therapeutics. “His extensive board experience coupled with an unwavering commitment to improving the delivery of healthcare will be invaluable as we work to establish our prescription digital therapeutics as the new standard of care for people with cardiometabolic diseases.”

Dr. Granger joins Better Therapeutics’ board with decades of experience in acquisition, operation and integration of managed care programs within the Military Health System. He is currently the president and CEO of The 5Ps, a healthcare, education and leadership consulting organization. Prior to retiring from the U.S. Army in 2009, he served as the Deputy Director and Program Executive Officer of the TRICARE Management Activity, Office of the Assistant Secretary of Defense (Health Affairs) in Washington, DC, where he was the principal advisor to the Assistant Secretary of Defense (Health Affairs) on Department of Defense health plan policy and performance.

“Improving healthcare systems has been a major passion of mine throughout my career, and Better Therapeutics is on the forefront of developing innovative solutions that could truly change the future of healthcare,” said Dr. Granger. “I’m eager to offer my expertise in the healthcare space and help the team move its prescription digital therapeutics towards commercialization to reach more of the millions of people in the U.S. living with cardiometabolic diseases.”

“Dr. Granger is a national treasure,” said Kevin Appelbaum, co-founder and chief executive officer. “I’m honored by his decision to serve on our board and, as a fellow veteran, look forward to working closely with him to make our solutions accessible to the more than 10 million veterans, active duty service members and their families, who suffer a disproportionate burden of cardiometabolic disease.”

Dr. Granger currently serves as an independent director and Nominating & Governance Committee member for Cerner (NASDAQ: CERN), an independent director and Chair of the Compliance Committee for Cigna (NYSE: CI), and as an independent director of DLH (NASDAQ: DLHC).

Boardspan Inc. served as an advisor to Better Therapeutics in this appointment.

About Better Therapeutics

Better Therapeutics is a prescription digital therapeutics (PDT) company developing a novel form of cognitive behavioral therapy to address the root causes of cardiometabolic diseases. The company has developed a proprietary platform for the development of FDA-regulated, software-based solutions for type 2 diabetes, heart disease and other conditions. The cognitive behavioral therapy delivered by Better Therapeutics’ PDT is designed to enable changes in neural pathways of the brain so lasting changes in behavior become possible. Addressing the underlying causes of these diseases has the potential to dramatically improve patient health while lowering healthcare costs. Better Therapeutics clinically validated mobile applications are intended to be prescribed by physicians and reimbursed like traditional medicines. For more information visit: bettertx.com

Contacts

Heidi Chokeir, Ph.D.

heidi.chokeir@canalecomm.com

+1 619 203 5391